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                                                                    Exhibit 5.1


                                                   May 17, 2002


Ohio Casualty Corporation
9450 Seward Road
Fairfield, Ohio 45014


                  Re:      Registration Statement on Form S-3
                           ----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Ohio Casualty Corporation, an Ohio corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of registering
(a) $201,250,000 aggregate principal amount of 5.00% Convertible Notes due 2022 (the "Notes") issued by the Company on March 19, 2002, and (b) such indeterminable number of common shares, par value $0.125 per share, of the Company as may be issuable from time to time upon conversion of the Notes (the "Conversion Shares"). The Notes were issued under that certain Indenture, dated as of March 19, 2002 (the "Indenture"), between the Company and HSBC Bank USA, as Trustee (the "Trustee"), which was filed with the SEC on April 1, 2002 as Exhibit 4 to the Company's Current Report on Form 8-K (No. 000-05544). The Company issued the Notes pursuant to that certain Purchase Agreement, dated as of March 13, 2002, among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and McDonald Investments Inc. The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

                  We have made such inquiries and reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. In expressing the opinions set forth below, we have assumed, with your consent, that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine.

                  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.


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Ohio Casualty Corporation
May 17, 2002
Page 2


                  Based upon the foregoing, and subject to the limitations, qualifications and assumptions contained herein, we are of the opinion that:

                  1. The Notes have been legally issued and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  2. The Conversion Shares issuable as of the date hereof have been duly authorized and reserved and, when delivered upon conversion of the Notes in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and non-assessable.

                  We are members of the Bar of the State of Ohio and do not purport to have expertise in the laws of any jurisdiction other than the laws of the State of Ohio and the laws of the United States of America. Accordingly, our opinions are limited to the laws of the State of Ohio and the laws of the United States of America. We express no opinion as to the application of the securities or blue sky laws of the several states to the offer or sale of the Notes and the Conversion Shares. Without limiting the generality of the foregoing, except as set forth herein, we express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

                  The opinions rendered in paragraph 1 relating to the enforceability of the Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws); (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

                  In addition, to the extent, if any, of application of the laws of the State of Ohio, we express no opinion as to the enforceability of provisions in any of the documents or instruments which are the subject of this opinion to the extent held to (i) require the payment of interest on interest;
(ii) compensate any party in excess of actual loss or reasonable expenses;
(iii) require reimbursement for or indemnity against or waive claims arising out of actions taken in violation of duties under applicable law or public policy; (iv) require the payment of attorneys' fees by any party;
(v) constitute a waiver of rights that may not be waived or which may be waived only under certain circumstances under applicable law; or (vi) choice of law provisions.

                  We have neither examined, nor do we opine upon, any provision or matter to the extent that the examination or opinion would require a financial, mathematical or accounting calculation or determination.

                  This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts and circumstances.

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Ohio Casualty Corporation
May 17, 2002
Page 3


                  Our opinion is furnished specifically for you and your securityholders, and may not be relied upon, assigned, quoted or otherwise used in any manner or for any purpose by any other person or entity. Notwithstanding the preceding sentence, we hereby consent to the use of this opinion as Exhibit
5.1 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.


                                        Very truly yours,


                                        /s/ Vorys, Sater, Seymour and Pease LLP

                                        VORYS, SATER, SEYMOUR AND PEASE LLP